[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.8

June 15, 2018

Astellas Pharma, Inc.

2-5-1, Nihonbashi-Honcho, Chuo-ku
Tokyo 103-8411, Japan

Attn.: Mr. Nobuyuki Tanaka

Vice President, Supply Chain Management, Pharmaceutical Technology

Subject:   API Batch Transfer Price Prior to Issuance of Listed Price

Dear Mr. Tanaka,

FibroGen, Inc. and Astellas Pharma, Inc. (collectively the “Parties”) are negotiating in good faith an amendment (the “Amendment”) to the Collaboration Agreement (the “Agreement”), effective as of June 1, 2005, by and between the Parties, intended to allow Astellas to manufacture Lead Compound formulated as bulk drug product (“Astellas Bulk Product”) for its development and commercial activities in the Japan territory.

To enable timely conduct of process validation activities by Astellas, FibroGen is in good faith transferring to Astellas a batch of FG-4592 formulated as drug substance (the “API Batch”) pursuant to the terms of a Material Transfer Agreement Letter dated June 15, 2018 (the “MTA”).

This letter serves to confirm the agreement of the Parties that the Transfer Price for the API Batch, and any other FG-4592 formulated as drug substance for [*] supplied by FibroGen to Astellas prior to the issuance of Listed Price (the “API Batch Transfer Price”) shall be:

$[*] per kg of roxadustat API

Payment shall be [*], which shall be paid by Astellas to FG no later than [*] days after the date of invoice, which invoice FG shall deliver to Astellas upon Delivery of API Batches to Astellas pursuant to applicable terms under the Agreement.

This payment is subject to a [*], as set forth in Section 9.2(a) of the Agreement, pursuant to which [*], as the case may be, of the [*] due under the Agreement as amended by the Amendment, [*].

Please confirm Astellas’ agreement by signing below in the indicated, and return to us the executed document in a .pdf format.  Should you have any questions please let me know.

Sincerely,

/s/ Kirara Tsuboi

Kirara Tsuboi

Vice President, Business Development

FibroGen, Inc.

AGREED AND ACKNOWLEDGED:

/s/ Nobuyuki Tanaka

Nobuyuki Tanaka

Vice President, Supply Chain Management, Pharmaceutical Technology

Astellas Pharma, Inc.